                                               Edison International
                                       Stock Option Retention Exchange Offer
                                             Individualized Statement

[Name]

Our records reflect that, in the year 2000, you were granted the Edison International stock options identified below.  These options are referred to as your "2000 EIX Options."  You may exchange your outstanding 2000 EIX
Options in the Edison International Stock Option Retention Exchange Offer (the "Exchange Offer").  The applicable
Exchange Offer exchange ratio and the total number of deferred stock units ("DSUs") that are being offered for your 2000 EIX Options are also indicated below.

Refer to the Exchange Offer Circular (the "Circular") for a more detailed description of the terms and conditions of the Exchange Offer.

You should read this statement in connection with the Circular and the other documents referenced in the
Circular.  You should promptly report any inaccuracy in this statement (for example, if you believe you were granted other stock options in the year 2000 or if the grant date or the exercise price of an option reflected below is not correct) to EIX Executive Compensation at (626) 302-7568 or (626) 302-1025.

                                                 2000 EIX Options

                          Per Share                          Number of Shares
   Date of Grant       Exercise Price      Type of Grant*         Granted         Exchange Ratio      DSUs Offered
   -------------       --------------      --------------         -------         --------------      ------------

* The type of grant of each 2000 EIX Option is either "EIX" or "EIXS."  An "EIXS" coded grant is a grant that was intended as an accelerated 2001 or 2002 option grant.  All other grants are coded "EIX."  Because EIXS grants expire on a different date than the regular EIX grants, the Black-Scholes values and thus the Exchange Ratios differ for these two types of options, even though the exercise prices are the same for any given grant date.